Exhibit 99.1

WEX Inc. Reports Third Quarter 2019 Financial Results

Meaningful contributions from large North American oil company portfolios, new customer additions, and recent strategic acquisitions drive 19% revenue growth

PORTLAND, Maine--(BUSINESS WIRE)--October 31, 2019--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months ended September 30, 2019.

Third Quarter 2019 Financial Results

Total revenue for the third quarter of 2019 increased 19% to $460.0 million from $386.6 million for the third quarter of 2018. The $73.3 million revenue increase in the quarter includes an $8.5 million negative impact as a result of lower average fuel prices.

Net income attributable to shareholders on a GAAP basis decreased by $42.0 million to $14.6 million, or $0.33 per diluted share, compared with $56.6 million, or $1.30 per diluted share, for the third quarter of 2018. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $113.5 million for the third quarter of 2019, or $2.59 per diluted share, up 16% per diluted share from $97.1 million or $2.23 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

"In the third quarter, WEX built upon the strong momentum we saw in the first six months of 2019 and again reported double-digit top-line growth across all segments," said Melissa Smith, WEX's Chair and Chief Executive Officer. "Despite macroeconomic headwinds, we drove strong revenue performance and improved operating income by expanding our market share and leveraging our recent strategic acquisitions. Looking ahead, I am proud of the robust growth engine we have established and am confident our best-in-class services and technology position us for continued growth."

Third Quarter 2019 Performance Metrics

  Average number of vehicles serviced was approximately 14.3 million, an increase of 22% from the third quarter of 2018.
  Total fuel transactions processed increased 14% from the third quarter of 2018 to 162.2 million. Payment processing transactions increased 15% to 135.2 million.
  U.S. retail fuel price decreased 8% to $2.80 per gallon from $3.06 per gallon in the third quarter of 2018.
  Travel and Corporate Solutions' purchase volume grew 20% to $11.5 billion from $9.6 billion in the third quarter of 2018.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 18% to 13.0 million from 11.1 million in the third quarter of 2018.

"WEX's impressive third quarter results were a product of solid growth in each of our three segments, coupled with significant contributions from our recent acquisitions," said Roberto Simon, WEX's Chief Financial Officer. "As we approach the end of the year, we expect to experience a weaker macro-environment than what we have seen year-to-date with lower than anticipated fleet and travel customer volumes. In the fourth quarter, we will continue to focus on the integration of Discovery Benefits, Noventis and Go Fuel Card and executing on our strategic pillars to make strides towards achieving our long-term strategy."

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and an indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the full year 2019, the Company expects revenue in the range of $1.736 billion to $1.746 billion and adjusted net income in the range of $399 million to $403 million, or $9.10 to $9.20 per diluted share.
  For the fourth quarter of 2019, WEX expects revenue in the range of $452 million to $462 million and adjusted net income in the range of $110 million to $114 million, or $2.51 to $2.61 per diluted share.

Fourth quarter 2019 guidance is based on an assumed average U.S. retail fuel price of $2.76 per gallon. Full year 2019 guidance is based on an assumed average U.S. retail fuel price of $2.79 per gallon. The fuel prices referenced above are based on the applicable NYMEX futures price. The Company's guidance also assumes that fourth quarter 2019 fleet credit loss will range from 14 to 19 basis points and full year fleet credit loss will range from 13 to 14 basis points. Our guidance also assumes approximately 43.8 million shares outstanding for the fourth quarter and the full year 2019.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, impairment charges, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, acquisition and divestiture related items and adjustments to the redemption value of a non-controlling interest, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 1, a reconciliation of non - GAAP measures referenced in this news release, in Exhibit 2, a table illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and nine months ended September 30, 2019, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended September 30, 2019 and four preceding quarters. The Company is also providing segment revenue for the three and nine months ended September 30, 2019 and 2018 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 31, 2019, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (877) 388-6527 or (973) 935-8463. The Conference ID number is 4176737. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through more than 4,900 associates around the world. WEX fleet cards offer 14 million vehicles exceptional payment security and control; purchase volume in its travel and corporate solutions grew to approximately $34.7 billion in 2018; and the WEX Health financial technology platform helps 343,000 employers and more than 28 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; future growth opportunities and expectations; expectations for the macro environment; and, anticipated volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the material weaknesses first disclosed in Item 9A of the Company's Annual Report for the year ended December 31, 2018 filed on Form 10-K with the Securities and Exchange Commission on March 18, 2019 and the effects of the Company's investigation and remediation efforts in connection with certain immaterial errors in the financial statements of our Brazilian subsidiary; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2018, filed on Form 10-K with the Securities and Exchange Commission on March 18, 2019. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues
Payment processing revenue	$224,756	$182,871	$626,380	$530,063
Account servicing revenue	109,205	78,748	303,183	236,168
Finance fee revenue	66,382	57,673	175,667	158,107
Other revenue	59,620	67,325	178,416	187,105
Total revenues	459,963	386,617	1,283,646	1,111,443
Cost of services
Processing costs	98,296	81,190	288,896	231,761
Service fees	14,905	13,818	43,348	39,847
Provision for credit losses	14,847	22,549	47,470	50,411
Operating interest	11,508	10,268	31,765	28,281
Depreciation and amortization	26,123	19,013	68,206	60,058
Total cost of services	165,679	146,838	479,685	410,358
General and administrative	65,423	51,126	206,075	154,148
Sales and marketing	73,689	54,611	210,639	168,849
Depreciation and amortization	36,861	29,054	105,264	88,817
Impairment charge	—	2,424	—	2,424
Operating income	118,311	102,564	281,983	286,847
Financing interest expense	(34,549)	(25,718)	(101,299)	(78,560)
Net foreign currency loss	(16,528)	(1,094)	(13,748)	(27,438)
Net unrealized (loss) gain on financial instruments	(5,650)	2,157	(39,078)	18,371
Income before income taxes	61,584	77,909	127,858	199,220
Income taxes	19,137	21,305	37,352	51,379
Net income	42,447	56,604	90,506	147,841
Less: Net (loss) income from non-controlling interests	(631)	(40)	(233)	803
Net income attributable to WEX Inc.	$43,078	$56,644	$90,739	$147,038
Accretion of non-controlling interest	(28,459)	—	(46,179)	—
Net income attributable to shareholders	$14,619	$56,644	$44,560	$147,038

Net income attributable to WEX Inc. per share:
Basic	$0.34	$1.31	$1.03	$3.41
Diluted	$0.33	$1.30	$1.02	$3.38
Weighted average common shares outstanding:
Basic	43,349	43,191	43,300	43,141
Diluted	43,811	43,615	43,715	43,558

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$531,410	$541,498
Restricted cash	139,785	13,533
Accounts receivable	3,181,272	2,584,203
Securitized accounts receivable, restricted	119,134	109,871
Prepaid expenses and other current assets	82,857	149,021
Total current assets	4,054,458	3,398,126
Property, equipment and capitalized software	207,647	187,868
Goodwill and other intangible assets	4,051,617	2,866,323
Investment securities	30,458	24,406
Deferred income taxes, net	12,713	9,643
Other assets	184,413	284,229
Total assets	$8,541,306	$6,770,595
Liabilities and Stockholders’ Equity
Accounts payable	$1,224,737	$814,742
Accrued expenses	305,855	312,268
Restricted cash payable	139,838	13,533
Short-term deposits	1,158,643	927,444
Short-term debt, net	196,586	216,517
Other current liabilities	87,655	27,067
Total current liabilities	3,113,314	2,311,571
Long-term debt, net	2,700,649	2,133,923
Long-term deposits	416,295	345,231
Deferred income taxes, net	205,677	151,685
Other liabilities	107,183	32,261
Total liabilities	6,543,118	4,974,671
Commitments and contingencies
Redeemable non-controlling interest	146,218	—
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	1,842,424	1,785,697
Non-controlling interest	9,546	10,227
Total stockholders’ equity	1,851,970	1,795,924
Total liabilities and stockholders’ equity	$8,541,306	$6,770,595

Exhibit 1 Reconciliation of Non - GAAP Measures (in thousands, except per share data) (unaudited)
Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended September 30,
	2019		2018
		per diluted share		per diluted share
Net income attributable to shareholders	$14,619	$0.33	$56,644	$1.30
Unrealized loss (gain) on financial instruments	5,650	0.13	(2,157)	(0.05)
Net foreign currency remeasurement loss	16,528	0.38	1,094	0.03
Acquisition–related intangible amortization	42,800	0.98	33,439	0.77
Other acquisition and divestiture related items	7,907	0.18	1,536	0.04
Stock–based compensation	9,522	0.22	9,799	0.22
Restructuring and other costs	5,413	0.12	1,973	0.05
Impairment charge	—	—	2,424	0.06
Debt restructuring and debt issuance cost amortization	3,251	0.07	2,216	0.05
ANI adjustments attributable to non–controlling interests	27,149	0.62	(351)	(0.01)
Tax related items	(19,348)	(0.44)	(9,498)	(0.22)
Adjusted net income attributable to shareholders	$113,491	$2.59	$97,119	$2.23
	Nine Months Ended September 30,
	2019		2018
		per diluted share		per diluted share
Net income attributable to shareholders	$44,560	$1.02	$147,038	$3.38
Unrealized loss (gain) on financial instruments	39,078	0.89	(18,371)	(0.42)
Net foreign currency remeasurement loss	13,748	0.31	27,438	0.63
Acquisition–related intangible amortization	116,502	2.67	103,596	2.38
Other acquisition and divestiture related items	24,704	0.57	2,792	0.06
Stock–based compensation	34,956	0.80	25,659	0.59
Restructuring and other costs	12,914	0.30	8,274	0.19
Impairment charge	—	—	2,424	0.06
Debt restructuring and debt issuance cost amortization	18,200	0.42	11,515	0.26
ANI adjustments attributable to non–controlling interests	43,874	1.00	(889)	(0.02)
Tax related items	(60,585)	(1.39)	(40,381)	(0.93)
Adjusted net income attributable to shareholders	$287,951	$6.59	$269,095	$6.18

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income (in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating income	$118,311	$102,564	$281,983	$286,847
Unallocated corporate expenses	17,016	13,414	52,135	42,378
Acquisition-related intangible amortization	42,800	33,439	116,502	103,596
Other acquisition and divestiture related items	7,907	1,536	24,704	2,792
Stock-based compensation	9,522	9,799	34,956	25,659
Restructuring and other costs	5,413	1,973	12,914	8,274
Debt restructuring costs	1,162	317	10,640	3,798
Impairment charge	—	2,424	—	2,424
Total segment adjusted operating income	$202,131	$165,466	$533,834	$475,768
Unallocated corporate expenses	(17,016)	(13,414)	(52,135)	(42,378)
Adjusted operating income	$185,115	$152,052	$481,699	$433,390

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, impairment charges, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, and debt restructuring costs. Total segment adjusted operating income incorporates the same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above-specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring and other costs includes other immaterial costs that the Company has incurred and are non-operational. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes costs related to certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies and globalize the Company's operations, remediate the prior year material weaknesses, all with an objective to improve scale and efficiency and increase profitability going forward.
  Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company's continuing operations. The Company believes that excluding these non-recurring expenses facilitates the comparison of our financial results to the Company's historical operating results and to other companies in its industry.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are a non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2 Segment Revenue Results (in thousands) (unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended September 30,
	2019	2018	2019	2018	2019	2018	2019	2018
Reported revenue	$277,526	$249,569	$99,128	$82,810	$83,309	$54,238	$459,963	$386,617
FX impact (favorable) / unfavorable	$1,633	$—	$1,185	$—	$28	$—	$2,846	$—
PPG impact (favorable) / unfavorable	$8,519	$—	$—	$—	$—	$—	$8,519	$—
	Nine months ended September 30,
	2019	2018	2019	2018	2019	2018	2019	2018
Reported revenue	$777,622	$721,346	$272,126	$225,353	$233,898	$164,744	$1,283,646	$1,111,443
FX impact (favorable) / unfavorable	$6,207	$—	$4,068	$—	$948	$—	$11,223	$—
PPG impact (favorable) / unfavorable	$15,035	$—	$—	$—	$—	$—	$15,035	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenues derived from 2019 acquisitions.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenues derived from 2019 acquisitions. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

Segment Estimated Earnings Impact (in thousands) (unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended September 30,
	2019	2018	2019	2018	2019	2018
FX impact (favorable) / unfavorable	$696	$—	$694	$—	$13	$—
PPG impact (favorable) / unfavorable	$5,440	$—	$—	$—	$—	$—
	Nine months ended September 30,
	2019	2018	2019	2018	2019	2018
FX impact (favorable) / unfavorable	$1,910	$—	$2,131	$—	$(66)	$—
PPG impact (favorable) / unfavorable	$9,647	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2019 acquisitions.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2019 acquisitions. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
Fleet Solutions:
Payment processing transactions (000s)	135,236	127,986	115,404	115,883	117,680
Payment processing gallons of fuel (000s)	3,338,322	3,239,703	3,014,128	3,033,896	3,051,585
Average US fuel price (US$ / gallon)	$2.80	$2.91	$2.67	$2.94	$3.06
Payment processing $ of fuel (000s)	$9,737,591	$9,755,737	$8,462,078	$9,333,101	$9,723,609
Net payment processing rate	1.29%	1.24%	1.27%	1.38%	1.19%
Payment processing revenue (000s)	$125,288	$120,717	$107,408	$129,084	$116,023
Net late fee rate	0.58%	0.54%	0.44%	0.44%	0.43%
Late fee revenue (000s)	$56,938	$52,823	$37,527	$40,731	$41,641
Travel and Corporate Solutions:
Purchase volume (000s)	$11,543,605	$10,047,934	$8,405,661	$8,210,863	$9,620,787
Net interchange rate	0.74%	0.77%	0.71%	0.64%	0.56%
Payment solutions processing revenue (000s)	$85,128	$77,273	$59,998	$52,878	$54,345
Health and Employee Benefit Solutions:
Purchase volume (000s)	$1,126,156	$1,374,592	$1,657,588	$996,404	$1,061,215
Average number of SaaS accounts (000s)	13,022	12,563	12,729	11,450	11,057

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less certain discounts given to customers and network fees.

Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

	Exhibit 4 Segment Revenue Information (in thousands) (unaudited)
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Fleet Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$125,288	$116,023	$9,265	8%	$353,413	$335,896	$17,517	5%
Account servicing revenue	42,037	42,810	(773)	(2)%	122,782	128,039	(5,257)	(4)%
Finance fee revenue	65,818	51,644	14,174	27%	174,067	140,436	33,631	24%
Other revenue	44,383	39,092	5,291	14%	127,360	116,975	10,385	9%
Total revenues	$277,526	$249,569	$27,957	11%	$777,622	$721,346	$56,276	8%
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Travel and Corporate Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$85,128	$54,345	$30,783	57%	$222,399	$150,411	$71,988	48%
Account servicing revenue	10,717	9,120	1,597	18%	32,019	27,584	4,435	16%
Finance fee revenue	645	670	(25)	(4)%	1,498	1,157	341	29%
Other revenue	2,638	18,675	(16,037)	(86)%	16,210	46,201	(29,991)	(65)%
Total revenues	$99,128	$82,810	$16,318	20%	$272,126	$225,353	$46,773	21%
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Health and Employee Benefit Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$14,340	$12,503	$1,837	15%	$50,568	$43,756	$6,812	16%
Account servicing revenue	56,451	26,818	29,633	110%	148,382	80,545	67,837	84%
Finance fee revenue	(81)	5,359	(5,440)	NM	102	16,514	(16,412)	(99)%
Other revenue	12,599	9,558	3,041	32%	34,846	23,929	10,917	46%
Total revenues	$83,309	$54,238	$29,071	54%	$233,898	$164,744	$69,154	42%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information
(in thousands)
(unaudited)
	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended September 30,		Three Months Ended September 30,
	2019	2018	2019	2018
Fleet Solutions	$133,348	$112,952	48.0%	45.3%
Travel and Corporate Solutions	$47,356	$39,377	47.8%	47.6%
Health and Employee Benefit Solutions	$21,427	$13,137	25.7%	24.2%
Total segment adjusted operating income	$202,131	$165,466	43.9%	42.8%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Fleet Solutions	$348,900	$333,878	44.9%	46.3%
Travel and Corporate Solutions	$122,581	$99,074	45.0%	44.0%
Health and Employee Benefit Solutions	$62,353	$42,816	26.7%	26.0%
Total segment adjusted operating income	$533,834	$475,768	41.6%	42.8%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of segment adjusted operating income to GAAP operating income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted operating income	$185,115	$152,052	$481,699	$433,390
Adjusted operating income margin (1)	40.2%	39.3%	37.5%	39.0%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by revenue of the entire Company. See Exhibit 1 for a reconciliation of adjusted operating income to GAAP.

Contacts

News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com